UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

Ant Small and Micro Financial Services Group Co., Ltd.

Alipay (UK) Limited

Matrix Acquisition Corp.

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The following is a transcript of an interview that is publicly available on www.bloomberg.com.

Betty Liu: I am Betty Liu here in New York. Now, MoneyGram earnings beat the highest estimates. The Dallas-based money transfer company is still at the center of a bidding war between Euronet and Alibaba’s Ant Financial. Ant recently upped its offer. Euronet says it is still thinking U.S. Regulators will block this Chinese firm’s bid. Let’s get an update right from the source here. Doug Feagin is the president of Ant Financial International. Doug, so good to have you with us. Certainly I know it has been quite a busy time here.

Doug Feagin: Thank you Betty, glad to be here.

Betty: It looks like for now, your deal is certainly outbidding what Euronet has put forth. There’s a lot of questions here like whether will it get through regulators? How confident are you that it will?

Doug: We’re quite confident that it will get through. This is strategically a very important transaction for us. We need to and submit a voluntary review into CFIUS here in the U.S., that process started back in January and has been proceeding at pace, so quite smooth. The state regulatory approvals are also underway. We are confident that we will be able to get through these.

Betty: But will it get through the way you are forming it now, or do you believe you will have to offer — acquiesce some things with this deal?

Doug: We are confident the deal will get through as we have structured it today. The deal itself is a cash acquisition of MoneyGram. We plan to keep MoneyGram based in Dallas, run by its existing management team here in the United states. We expect to build and grow the business here. We think that structure and that position will be acceptable to regulators here. Really the CFIUS process Is designed to assess whether there are ANY national security issues for the United States to such a transaction and we really do not see any issues there. And clearly we will take guidance from regulators as to any further protections they want to have in place and we’ll put those in place.

Betty: You mentioned there are certainly some issues I’m sure the regulators might bring up like national security issues, some of them dealing with privacy. What kind of assurances will you give regulators on the privacy front?

Doug: The money transfer business, similar to our business in payments, is a business that’s built on trust. That really is protecting consumer data. And what MoneyGram does today is keep all personal identifiable Information here in the United States. Those policies and procedures around the protection of that data will be maintained under our ownership. MoneyGram has servers based in Minneapolis where the data is held electronically.

Betty: Right, and nothing changes there?

Doug: Nothing changes with that, there will still be servers based here. All those policies and procedures around the protection of the data will be maintained the same. That’s frankly the way we want to run the business and the way we would protect consumer data in any market we operate in. We plan to do that here in the U.S.

Yvonne Man: I want to ask you, what you think is the biggest difference between merging with Ant Financial and MoneyGram, versus Euronet and MoneyGram? How does it make more sense?

Doug: The biggest difference is that we are buying this business because we want to grow it and we want to leverage MoneyGram’s network of global money transfer around the world. In contrast to other industry players, who will be looking for Consolidation and cost savings, what we’re looking do is to grow the business and to expand it. MoneyGram today operates in 200 Countries and is connected to over 500 financial institutions around the world. We look to take that network, combine it with our 450 million users in China, 200 million plus users in India through Paytm, our joint venture there, and build a much more seamless network of money transfer around The world. It is that expansion and that growth that differentiates the way we would approach the deal versus others.

Yvonne: We just mentioned about MoneyGram’s earnings for the first quarter, which did miss. The first revenue has been quite uneven. Do you have plans to on how actually to rejuvenate earnings and are there existing businesses in Ant Financial in China that you can potentially replicate in the U.S.?

Doug: We’re actually quite bullish on the remittance business globally. In certain areas, it is a flatter growth curve, but we see a real opportunity to bring new technology and capabilities. For example, the ability to use mobile technologies for money transfer, that we will accelerate. MoneyGram has its own application here in the U.S. and we look to further add to the technology there and build that to be a more consumer friendly experience, and one where you can have many more available options. Through that investment in technology and that kind of expansion, we think that we’ll see much more volume through the business and much more growth.

Betty: Doug, you came from Goldman Sachs and you were brought on to Ant Financial to really expand its international base. It’s also preparing at the same time for an IPO, so I’m curious whether this deal is very relevant, if you needed this deal in order to continue with the IPO plan?

Doug: This transaction is important for us in terms of international growth. I was brought on to expand Ant Financial internationally and the global network that MoneyGram brings to us will really accelerate our ability to do things for customers worldwide. These kinds of businesses take decades to build in terms of connectivity to banks and other financial institutions and in one step, this will bring us that connectivity.

Betty: But is it critical to expand the valuation really of the company in order to be appealing to public investors?

Doug: I think it could be quite helpful to expanding our mainstream and expanding our valuation. We see a lot of opportunity to create shareholder value with this. But importantly it also connects with the partnerships we’ve announced in Asia where we have ATM in India, send money in Thailand, also partnerships in the Philippines, Indonesia, Korea. And through connecting all those users with this network, we see huge growth opportunities for us across the world. And so I think that will indeed enhance revenues and valuation with it as well.

Yvonne: So Doug on this merger, would you consider actually starting another funding round to support some of those international deals you have made?

Doug: We are not really a capital-intensive business. And I can say that having run a financial institutions group at Goldman for the last six years before I left last year, I know what a constraint capital can be. Fortunately, Ant Financial is much more of a technology company, and so we are not constrained by capital in terms of our growth. I think this business will enhance our earnings stream and give us greater earnings capability, and we don’t see an immediate need for capital to grow. But we’ve been quite successful in prior rounds. As we go forward, you may see capital in the next coming year or two.

Betty: Doug before we go I want to talk just briefly about MoneyGram and some of its competitors and how you plan on — with this strength of togetherness – how you are going to compete with Others like Western Union for instance. Will it be on price? Will it give you more leverage to maybe undercut the competition?

Doug: This business, we’re not going to focus so much on price in terms of what we do to compete. What we’re looking to is to invest in technology, to use the capabilities we have with the mobile platforms in china and around the world, to give users a much more friendly experience in terms of how they want to transfer money. Just think, if you want to transfer money you could go in your mobile phone, hot a couple buttons, and transfer it, much easier than having to drive somewhere to do it otherwise. So that I think will enhance the capability. Also, I think just the network globally with the e-wallets that we have, with the different capabilities in those systems, when you look at Alipay, it’s a multifunctional application with many different things you can do. Those could eventually be connected to MoneyGram and its network to do money transfer but frankly also a lot of other things. It’s a very exciting platform to expand services beyond that.

Yvonne: Doug I feel we ask you this question to you every time you come on air. You mentioned a little bit about the IPO, I mean there have been talks that this has been pushed back to this year. Where are you in the process right now? Is there some sort of a timetable, have you been talking to regulators?

Doug: We do not have a specific timetable or specific plans on the IPO. We see the benefits of an IPO at the right point in time. As I mentioned, we are not a capital-intensive business and so there’s no urgency to do an IPO to raise capital at this point in time. So we’re gonna continue to grow our business and top expand our partnerships like the ones that we’ve already announced in Asia, to do strategic transactions like we’ve done with MoneyGram and expand in that way.

Betty: Alright Doug, thank you so much, great to see you.

Doug: Thank you very much for having me, appreciate it.

Betty: Doug Feagin, the president of Ant Financial International.

Additional Information for Stockholders

Ant Small and Micro Financial Services Group Co., Ltd. (“Ant Financial Services Group”) and its subsidiaries Alipay (UK) Limited (“Alipay UK”) and Matrix Acquisition Corp. (“Acquisition Corp.), and their respective directors and officers, are participants in the solicitation of proxies from the stockholders of MoneyGram in connection with the proposed acquisition of MoneyGram by Alipay UK.

In connection with such proposed acquisition, MoneyGram has filed a definitive proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, MoneyGram, Ant Financial Services Group, Alipay UK and Acquisition Corp. may also file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement(s) and other documents filed with the SEC by (i) MoneyGram, at MoneyGram’s website, corporate.moneygram.com, or at the SEC’s website, www.sec.gov and (ii) Ant Financial Services Group, Alipay UK and Acquisition Corp. in connection with the proposed merger, at the website antandmoneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from MoneyGram by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

MoneyGram and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MoneyGram in connection with the proposed transaction. Information about the directors and executive officers of MoneyGram is set forth in the Proxy Statement on Schedule 14A for the 2017 annual meeting of stockholders for MoneyGram, which was filed with the SEC on April 27, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.